Exhibit 3.6

CERTIFICATE OF AMENDMENT
to the
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
COGNITION THERAPEUTICS, INC.

COGNITION THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Cognition Therapeutics, Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 21, 2007 and has been amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State on January 16, 2009, which was further amended and restated by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State on November 14, 2016, as amended on January 10, 2017, February 2, 2017, July 29, 2020, and April 30, 2021 (collectively, the “Certificate of Incorporation”).

SECOND: The first sentence of ARTICLE FOURTH of the Corporation’s Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“FOURTH:         The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) eighty million (80,000,000) shares of common stock, par value $0.001 par value per share (“Common Stock”), and (ii) Fifty-One Million Nine-Hundred Eighty-One Thousand Five Hundred Thirteen (51,981,513) shares of preferred stock, $0.001 par value per share.”

THIRD: ARTICLE FOURTH, SECTION B. of the Corporation’s Certificate of Incorporation shall be amended by inserting Subsection “3.” at the end of such section which shall read as follows:

“3. Reverse Stock Split. Without any other action on the part of the Corporation or any other person, effective immediately upon the filing of this Certificate of Amendment (the “Effective Time”), each 3.2345 shares of the Corporation’s Common Stock issued and outstanding (the “Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, convert into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”). The conversion described in the foregoing sentence shall be collectively referred to herein as the “Reverse Stock Split.” Any shares of Old Common Stock currently held in the Corporation’s treasury shall also be converted into Common Stock in accordance with the Reverse Stock Split. No fractional shares of Common Stock shall be issued upon the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of the Common Stock as determined in good faith by the board of directors of the Corporation. From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock into which such Old Common Stock has been converted in the Reverse Stock Split pursuant to this Certificate of Amendment. Whether or not fractional shares will be issuable upon the Reverse Stock Split shall be determined on the basis of the number of shares of Old Common Stock represented by each certificate of Old Common Stock at the time of the Reverse Stock Split and the number of shares of New Common Stock issuable with respect to each such certificate upon the Reverse Stock Split.”

FOURTH: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of October 1, 2021.

COGNITION THERAPEUTICS, INC.

By:	/s/ Lisa Ricciardi
Name:	Lisa Ricciardi
Title:	President and Chief Executive Officer